UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 15, 2022

NRX PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38302	82-2844431
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1201 Orange Street, Suite 600 Wilmington, Delaware	19801
(Address of principal executive offices)	(Zip Code)

(484) 254-6134

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	NRXP	The Nasdaq Stock Market LLC
Warrants to purchase one share of Common Stock	NRXPW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Mr. Ira Strassberg as Chief Financial Officer and Treasurer

On March 15, 2022, the Board of Directors of NRx Pharmaceuticals, Inc. (the “Company”) appointed Mr. Ira Strassberg, 55, to serve as Chief Financial Officer (CFO) and Treasurer of the Company effective immediately.

Mr. Strassberg has been serving as a financial consultant to the Company since August 2021. Prior to joining the Company, Mr. Strassberg simultaneously served as Senior Managing Director and deputy CFO of Cantor Fitzgerald, L.P. from January 2018 to June 2021, and as CFO of Cantor Commercial Real Estate Company, L.P. from October 2014 to June 2021.  His prior positions include serving on the Board of Directors and Audit Committee of Continental Building Products, Inc., as CFO of Berkeley Point Capital, Fannie Mae’s multifamily business division and Walker & Dunlop.  He also held senior financial leadership positions at Freddie Mac in addition to a 14-year career in both audit and consulting at KPMG. Mr. Strassberg is a certified public accountant, certified management accountant and a chartered global management accountant and holds a B.S. in Accounting from Georgetown University.

Mr. Strassberg has no familial relationships with any executive officer or director of the Company. There have been no transactions in which the Company has participated and in which Mr. Strassberg had a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K.

Employment Arrangements with Mr. Strassberg

On March 15, 2022, Mr. Strassberg entered into an employment agreement with the Company (the “Agreement”). The Agreement provides for an aggregate monthly payment of $33,333.33 to Mr. Strassberg for total annual payment of approximately $400,000 (the “Base Salary”) and an annual target bonus payment of $200,000 at the discretion of the Board and upon satisfactory performance of his duties (the “Target Bonus”). The Agreement also provides for the grant of stock options (the “Options”) to purchase 425,000 shares of the Company’s common stock at an exercise price of $3.10 per share (the closing price on the date of grant). The Options vest over a two-year period, subject to Mr. Strassberg’s continued service with the Company.

If Mr. Strassberg is terminated by the Company without “cause” or upon a change of control, or he resigns for “good reason”, he is entitled to receive severance pay equal to the sum of the Base Salary, at the rate in effect on the date of termination, from the date of termination through the one-year anniversary thereof, and a prorated Target Bonus through the date of termination.  In addition, all unvested Options will vest and become fully exercisable.  Mr. Strassberg will also be entitled to customary indemnification and directors and officers insurance coverage.

The foregoing summary of the material terms of the Agreement is subject to the full and complete terms of the Agreement, which the Company expects to file an exhibit to its periodic report covering the effective date of his employment.

Item 8.01Other Events.

On March 18, 2022, the Company issued a press release announcing the appointment of Ira Strassberg as Chief Financial Officer and Treasurer. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press release, dated March 18, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NRX PHARMACEUTICALS, INC.

Date:	March 18, 2022	By:	/s/ Alessandra Daigneault
		Name:	Alessandra Daigneault
		Title:	General Counsel and Corporate Secretary